Exhibit 99.1

NEWS RELEASE

For more information, contact:

Steve Albright
Chief Financial Officer
(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

RELIV INTERNATIONAL, INC. ANNOUNCES REVERSE STOCK SPLIT TRANSACTION

AND PLAN TO DELIST FROM NASDAQ AND DEREGISTER ITS COMMON STOCK

CHESTERFIELD, MO, October 19, 2020 – Reliv International, Inc. (NASDAQ:RELV), a developer and marketer of nutritional supplements that promote optimal health, today announced that it will effect a 1 for 2,000 reverse stock split (the “Reverse Split") of its Common Stock followed immediately by a 2,000 for 1 forward stock split (the “Forward Split") of its Common Stock (collectively the “Stock Split"). The Stock Split has been approved by written consent of holders of a majority of the Company’s outstanding Common Stock. Interests in fractional shares owned by stockholders owning fewer than 2,000 shares of Common Stock will be converted into the right to receive a cash payment of $3.75 per share owned by such stockholders prior to the Reverse Split. However, if a registered stockholder holds 2,000 or more shares of Common Stock in its account immediately prior to the Effective Date of the Reverse Split, any fractional share in such account resulting from the Reverse Split will not be cashed out and the total number of shares held by such holder will not change as a result of the Stock Split.

The Stock Split is being undertaken as part of the Company’s plan to suspend its obligations to file periodic and current reports and other information with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and to delist its common stock from trading on the NASDAQ Stock Exchange. Ryan Montgomery, the Company’s Chief Executive Officer, stated, “The Company and its Board of Directors has determined that the costs of being a public reporting company outweigh the benefits of continuing as NASDAQ-listed and SEC reporting company. We believe that the significant tangible and intangible costs of our being a public reporting company are not justified and that such resources are better spent on the many exciting projects the Company is pursuing.”

The Company expects the Stock Split Transaction to be effective on or about November 29, 2020 (the “Effective Date”). Prior to the Effective Date, stockholders can continue to buy and sell shares of the Company’s Common Stock on the NASDAQ Stock Exchange. Any trading in our common stock after the Effective Date of the Stock Split Transaction would only occur in privately negotiated sales and potentially on an over-the-counter market (an “OTC market”). The Company intends to include our Common Stock on the trading platform operated by the OTC Markets Group and comply with its informational and other requirements. Future trading in our Common Stock will not be conducted on an exchange, but through FINRA registered broker/dealers choosing to make a market for our Common Stock.

On or about November 29, 2020, the Company intends to file a Form 15 with the SEC, at which time the Company anticipates that its obligations to file periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K, respectively, will be suspended, and that all requirements associated with being an Exchange Act-registered company, including the requirement to file current and periodic reports, will terminate permanently 90 days thereafter.

The Company will send to all of our stockholders an Information Statement on Schedule 14C (17 CFR §240.14c-101) (the “Information Statement”) and such information as may be required under Schedule 13E-3 (17 CFR §240.13e-100) (the “Schedule 13E-3”). The Company will not be sending a proxy statement or seeking proxies from our stockholders. Further information about the Stock Split, the Company’s intent to deregister its Common Stock and delist from the NASDAQ Stock Exchange can be found in the “Reverse Stock Split Summary” which will be filed as an exhibit to the Company’s Form 8-K filed with the SEC today or on the Company’ website at reliv.com/investor-relations.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, develops and markets nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition, targeted solutions and overall wellness and now include a line of RLV hemp extracts. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international direct selling system of independent distributors in 13 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com/investor-relations.